Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors
Murphy Oil Corporation
Houston, Texas

We hereby consent to incorporation by reference in the Registration Statement (No. 333-177206) on Form S-8 of Murphy Oil Corporation of our report dated June 28, 2022, with respect to the statements of net assets available for benefits of THRIFT PLAN FOR EMPLOYEES OF MURPHY OIL CORPORATION, as of December 31, 2021 and 2020, and the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the supplemental schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2021, which is included in the December 31, 2021, Annual Report on Form 11-K of THRIFT PLAN FOR EMPLOYEES OF MURPHY OIL CORPORATION.

/s/ FORVIS, LLP
(Formerly BKD, LLP)

Houston, TX
June 28, 2022

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